EXHIBIT 3.1.2




                           CERTIFICATION OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                         ELECTRONIC CLEARING HOUSE, INC.


ELECTRONIC CLEARING HOUSE, INC., a corporation organized under the laws of the State of Nevada, by its President and Corporate Secretary does hereby certify:

That the board of directors of said corporation by Unanimous Written Consent dated October 28, 1987, passed a resolution declaring that the following change and amendment in the Articles of Incorporation is advisable:

RESOLVED, that Article "Second" of the Company articles of Incorporation be amended to read as follows:

"SECOND: Its principal office in the State of Nevada is located at 1209 South Casino Center Boulevard, Las Vegas, Nevada 89104."

That the board of directors of said corporation at a meeting duly convened and held on the 30th day of August, 1991, passed a resolution declaring that the following change and amendment in the Articles of Incorporation is advisable:

RESOLVED, that Article "Fourth" of the Company's Articles of Incorporation be amended to read as follows:

"FOURTH: The amount of the total authorized capital stock of the Corporation is One Hundred Seventy-Five Thousand dollars ($175,000), which shall consist of twelve million five hundred thousand (12,500,000) shares of Common stock of the par value of One Cent ($.01) each and five million (5,000,000) shares of Preferred stock having a par value of One Cent ($.01) each."

That the board of directors of said corporation at a meeting duly convened and held on the 19th day of February, 1988, passed a resolution declaring that the following change and amendment in the Articles of Incorporation is advisable:

RESOLVED, that the following provision be added to the end of Article "Fifth" of the Company's Articles of Incorporation:

"The Directors and Officers of this corporation shall be protected by the provisions of Nevada State Bill SB6 which eliminates or limits the liability of Directors and Officers except in those instances of intentional misconduct, fraud or a knowing violation of law."

IN WITNESS WHEREOF, the said ELECTRONIC CLEARING HOUSE, INC., has caused this certificate to be signed by its President and its Corporate Secretary and its corporate seal to be hereto affixed this 23rd day of September, 1991.

ELECTRONIC CLEARING HOUSE, INC.

Donald R. Anderson, President
Donna L. Camras, Corporate Secretary